Exhibit 10.12

ALAMAR BIOSCIENCES, INC.

46421 LANDING PARKWAY

FREMONT, CA 94538

March 3, 2021

Timothy White

[***]

Dear Tod:

Alamar Biosciences, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Financial Officer and Chief Business Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, provided that the Company recognizes that your current role as managing partner at EMA Partners will conclude by the two month anniversary of the commencement of your employment with the Company (and the current agreement between EMA Partners and the Company will terminate as of the start of your employment with the Company).

2. Cash Compensation. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Target Bonus”). Your Target Bonus will be equal to 25% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding. For the 2021 calendar year, the Company will guarantee payment to you of 50% of your Target Bonus, with payment of the remaining 50% subject to the determination of the Board of Directors.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Timothy White

March 3, 2021

4. Indemnification. Subject to applicable law, during the term of your employment and thereafter, the Company will indemnify you on terms determined by the Company, to the same extent it indemnifies other similarly situated executives if you are made party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of the Company.

5. Expenses. In connection with your travel to the San Francisco Bay Area from time to time as part of your employment with the Company, the Company will reimburse you for reasonable and properly documented hotel, car rental and travel expenses incurred by you. Reimbursements under this Section 5 will be made within thirty (30) days following submission of expenses. To the extent required by law, the Company will treat the value of the payments and benefits under this Section 5 as taxable income to you.

6. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,087,653 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a Change in Control before your service with the Company terminates, at all times after the Change in Control, the vested percentage of your Option shares will be determined by adding 12 months to your actual period of service with the Company. You will vest in all of your remaining unvested Option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 24 months after that Change in Control.

7. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 7. However, this Section 7 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 7.

Timothy White

March 3, 2021

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 6 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Lump Sum Bonus Payment. If you are subject to an Involuntary Termination, then the Company will make a lump sum payment to you equal to one-half of your Target Bonus for the year in which your Separation occurs. The payment will be made to you within 60 days after your Separation, provided that if the 60-day period spans two calendar years, then the payment will be made in the second calendar year.

(d) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 6 month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e) Accelerated Vesting. If you are subject to an Involuntary Termination, then the vested percentage of the shares subject to the Option will be determined by adding 6 months to your actual period of service with the Company.

8. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Timothy White

March 3, 2021

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 7(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 7(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

12. Successors and Assignment.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this letter agreement and agree expressly to perform the obligations under this letter agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement, the term “Company” shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this letter agreement by operation of law.

(b) Employee’s Successors. The terms of this letter agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. All of your obligations under this letter agreement are personal to you and may not be transferred or assigned by you at any time.

Timothy White

March 3, 2021

13. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985. “Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary by more than 10%;

(b) A material diminution of your authority, duties or responsibilities; or

(c) A relocation of your principal workplace by more than 30 miles.

Timothy White

March 3, 2021

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

Timothy White

March 3, 2021

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 5, 2021. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before March 8, 2021.

If you have any questions, please call me at [***]

Very truly yours,

ALAMAR BIOSCIENCES, INC.

By:	/s/ Yuling Luo
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Tod White
Signature of Timothy White

Dated: March 5, 2021

Attachment

Exhibit A: Proprietary Information and Inventions Agreement